UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

Tribune Publishing Company

(Name of Registrant as Specified In Its Charter)

Gannett Co., Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gannett Urges Tribune Publishing Company Stockholders to Tell the Tribune Board:

“Stop Obstructing the Path to Superior Value —Start Talking Seriously with Gannett”

MCLEAN, Va. - May 31, 2016 - Gannett Co., Inc. (NYSE: GCI) (“Gannett” or the “Company”) today urged stockholders of Tribune Publishing Company (NYSE: TPUB) (“Tribune”) to “WITHHOLD” votes in connection with the Tribune 2016 Annual Meeting of Stockholders to be held June 2, 2016. Gannett encourages Tribune stockholders to send a clear message to the Tribune Board to engage constructively with Gannett regarding its $15.00 per share all-cash premium offer to acquire Tribune.

Gannett issued the following statement:

Gannett believes the Tribune Board has shown a disregard for all its stockholders’ best interests. Gannett urges Tribune stockholders to “WITHHOLD” votes for ALL of the Tribune director nominees and send a message to the Tribune Board to engage constructively with Gannett regarding its offer to acquire Tribune. Gannett believes the Tribune Board has prevented stockholders from realizing superior and certain cash value for their shares through a series of actions over the past few months.

•	May 24, 2016: The Tribune Board ignored the requests of significant stockholder Towle & Co. (“Towle”) when Towle stated that, “For the benefit of all shareholders, we urge the Tribune Board of Directors to negotiate and close a transaction with Gannett…”[1]

•	May 23, 2016: The Tribune Board rejected Gannett’s revised $15.00 per share all-cash premium offer.

•	May 22, 2016: The Tribune Board approved a “reverse greenmail” transaction that sold 4.7 million shares of common stock to Nant Capital, LLC at the same $15.00 share price offered by Gannett to all stockholders and included related-party transactions that will result in an additional issuance of common stock and further dilution of Tribune’s public stockholders.

•	May 22, 2016: Tribune reconstituted the Tribune Board without stockholder approval by appointing Patrick Soon-Shiong as Vice Chairman.

•	May 22, 2016: The Tribune Board ignored the requests of significant stockholder Oaktree Capital Management L.P. (“Oaktree”) when Oaktree stated, “we continue to believe it would be in the best interests of all Tribune shareholders for an independent committee of Tribune’s directors, assisted by independent advisors, to evaluate and respond to Gannett’s proposal.”[2]

•	May 20, 2016: The Tribune Board ignored the requests of Oaktree when Oaktree stated, “…we believe it incumbent upon the board to establish an independent committee with its own independent advisors, free, in each case, of any influence from Mr. Ferro or any other shareholder, to consider Gannett’s proposal and determine Tribune’s response.”[3]

•	May 18, 2015: The Tribune Board ignored the requests of Oaktree when Oaktree stated, “… we have not seen anything to give us any confidence that Tribune on its own, with the resources and competitive position it has today, can achieve over any reasonable period of time the value for shareholders that we believe can likely be achieved through a transaction with Gannett.”[4]

•	May 18, 2015: The Tribune Board ignored the requests of Towle when it stated “[we] encourage you and the Board of Directors to engage immediately with Gannett for the purpose of entering into a transaction that will result in the sale of Tribune.”[5]

•	May 9, 2016: The Tribune Board adopted a poison pill.

•	May 4, 2016: The Tribune Board rejected Gannett’s initial offer by basing its evaluation on what Gannett believes are misleading assumptions such as an inappropriate peer group, cherry-picked “trophy asset” deals and unsubstantiated 2016 EBITDA guidance.

•	April 19, 2016: The Tribune Board did not nominate two independent directors – Renetta McCann and Ellen Taus – to stand for re-election at the June 2, 2016 Tribune Annual Meeting, which reduced the size of the Board from ten directors to eight directors and consolidated Mr. Ferro’s influence over the Board.

•	April 12 - April 25, 2016: The Tribune Board failed to engage in a timely manner regarding Gannett’s initial all-cash premium offer which Gannett believes is value destructive to Tribune given the challenging operating environment and the vague, unproven plan being implemented at Tribune, which poses greater risks as time passes.

•	April 1, 2016: The Tribune Board appointed Carol Crenshaw, Richard Reck, and Donald Tang as directors, all of whom have significant ties to Mr. Ferro.

•	February 22, 2016: The Tribune Board appointed Justin Dearborn, an individual with no relevant industry experience and direct ties to Mr. Ferro, as Chief Executive Officer and director.

•	February 3, 2016: The Tribune Board approved the issuance of a significant stake of common stock to an entity controlled by Mr. Ferro at a discount of $0.50 or six percent from the closing price of Tribune’s common stock on February 3, 2016. Tribune then appointed Mr. Ferro as Non-Executive Chairman and suspended its dividend.

Gannett will review whether to proceed with its acquisition offer taking into account the results of the “WITHHOLD” vote at Tribune’s 2016 Annual Meeting and the latest Tribune actions, including its response to Gannett’s $15.00 per share offer.

Gannett’s revised $15.00 all-cash offer represents a premium of 99% to the $7.52 closing price of Tribune’s common stock on April 22, 2016, the last trading day before Gannett publicly announced its initial offer for Tribune. The $15.00 per share offer also represents a 76% premium to the $8.50 share price at which Tribune recently issued common stock to an entity controlled Michael Ferro.

Gannett urges Tribune stockholders to vote the GOLD proxy card to “WITHHOLD” votes from the election of all eight Tribune directors: Carol Crenshaw, Justin C. Dearborn, David E. Dibble, Michael W. Ferro, Jr., Philip G. Franklin, Eddy W. Hartenstein, Richard A. Reck and Donald Tang.

Stockholders who need assistance in voting their shares or who have other questions, may contact Innisfree M&A Incorporated, Gannett’s proxy solicitor, toll-free at (888) 750-5834.

Methuselah Advisors is acting as the exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

ABOUT GANNETT

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across the nation. Through trusted, compelling content and unmatched local-to-national reach, the company touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

FORWARD LOOKING STATEMENTS

Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Tribune by Gannett and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the ability of Gannett and Tribune to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in business strategies, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate Tribune’s operations and employees with Gannett’s existing business. Additional information regarding risks, trends, uncertainties and other factors that may cause actual results to differ materially from these forward-looking statements is available in Gannett’s filings with the U.S. Securities and Exchange Commission, including Gannett’s annual report on Form 10-K. Any forward-looking statements should be evaluated in light of these important risk factors. Gannett is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Gannett has made for a business combination transaction with Tribune. In furtherance of this proposal and subject to future developments, Gannett (and, if a negotiated transaction is agreed, Tribune) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Gannett and/or Tribune may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PROXY STATEMENTS OR OTHER DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement with respect to the proposed transaction (if and when available) will be mailed to stockholders of Tribune. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder with respect to the proposed transaction. However, Gannett and/or Tribune and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Gannett’s directors and executive officers in Gannett’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 23, 2016, and Gannett’s annual report on Form 10-K for the fiscal year ended December 27, 2015, which was filed with the SEC on February 25, 2016. You can find information about Tribune’s directors and executive officers in Tribune’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 19, 2016. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.

CONTACT:

FOR MEDIA INQUIRIES:

Amber Allman, 703-854-5358

Vice President, Corporate Communications

aallman@gannett.com

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Michael Freitag / Ed Trissel, 212-355-4449

FOR INVESTOR INQUIRIES:

Michael Dickerson, 703-854-6185

Vice President, Investor Relations

mdickerson@gannett.com

or

Innisfree M&A Incorporated

Art Crozier / Jennifer Shotwell / Larry Miller, (212) 750-5833

[1]	Towle & Co., Letter to Tribune Publishing Company Board of Directors, 24 May 2016. None of the persons or entities quoted are a party to or have endorsed Gannett’s proxy solicitation. Gannett has neither sought nor obtained the consent of persons or entities to use quotations in its proxy solicitation.
[2]	Oaktree Capital Management L.P., Letter to Tribune Publishing Company Board of Directors, 22 May 2016.
[3]	Oaktree Capital Management L.P., Letter to Tribune Publishing Company Board of Directors, 20 May 2016.
[4]	Oaktree Capital Management L.P., Letter to Tribune Publishing Company Board of Directors, 18 May 2016.
[5]	Towle & Co., Letter to Tribune Publishing Company Board of Directors, 18 May 2016.